Exhibit 10.3

Extension of lease agreement between American Covers, Inc. DBA Handstands and Flexpoint sensor Systems, Inc.

As of January 1, 2015 American Covers Inc, DBA Handstands (“Landlord”) and Flexpoint Sensor Systems, Inc. (“Tenant”) agree to modify their current lease agreement for the office and warehouse space containing 11,639 rentable square feet located at 106 West 12200 South Business Park Dr, Draper, Utah 84020 as follows.

Whereas the current lease agreement dated April 1, 2009 expired on December 31, 2011 and the extension lease expired on December 31, 2014 and converted to a month to month lease the Landlord and Tenant agree to the following month to month payment schedule.  Either party may terminate this agreement with a 90 day notice period upon written notification.

•

    Beginning January 1, 2015 through December 1, 2015 - $8,950 per month

•

    Beginning January 1, 2016 through December 1, 2016 - $9,300 per month

•

    Beginning January 1, 2017 through December 1, 2017 - $9,600 per month

Upon expiration of this lease extension the contract will become a month to month lease and the rate will be the current rate at the time of extension plus 10%.  In addition the month to month rate will increase by 10% on each anniversary date.

Per agreement between the parties which modifies the provisions of section 3.a. of the original lease agreement rent payments under this lease are due on the 15th of each month.  Per section 3.b. There will be a 10 day grace period for late payments.

All terms and conditions contained in the original lease dated April 1, 2009 are to remain unchanged.

LANDLORD:

TENANT:

American Covers, Inc., DBA Handstands

Flexpoint Sensor Systems

By:

/s/ Rodd C. Steuart

By: /s/ Clark M. Mower

Title:   CFO

 Title:

President